Consent of Independent Auditors

We have issued our report dated June 30, 1998 (except for Note 15, as to which the date is July 9, 1998) which contains an explanatory paragraph with respect to a going concern uncertainty, accompanying the consolidated financial statements and schedule of ABC Dispensing Technologies, Inc. for the fiscal year ended April 25, 1998 and April 26, 1997, which financial statements are included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-49673) and related Prospectus for the registration of 10,518,250 shares of common stock. We consent to the use od the aforementioned report and to the use of our name as it appears under the caption "Experts".


                                                       GRANT THORNTON LLP
Cleveland, Ohio

August 5, 1998